CHINA INFORMATION TECHNOLOGY, INC.
 ANNOUNCES FOURTH QUARTER AND YEAR 2011 RESULTS

(Shenzhen, China – March 07, 2012) -- China Information Technology, Inc. (Nasdaq: CNIT), a leading provider of information technologies and display technologies based in China, today announced its financial results for the fourth quarter and year ended December 31, 2011.

Fourth Quarter 2011 Financial Highlights

  Revenues decreased 49.0% YoY to US$31.2 million
  Gross Profit decreased 57.1% YoY to US$9.3 million
  Operating loss of US$6.2 million mainly due to write-downs in inventory and increases in bad debt reserves
  Net loss of US$5.7 million
  Cash flow from operations increased 12.9% to US$9.1 million

Year 2011 Financial Highlights

  Revenues decreased 30.1% YoY to US$114.5 million

  Gross Profit decreased 37.2% YoY to US$44.3 million

  Operating Profit decreased 77.6% YoY to US$9.5 million

  Net Income decreased 75.8% YoY to $8.6 million

  Fully Diluted EPS was US$0.29.

  Cash Flow from Operations decreased 39.4% YoY to $16.3 million

Mr. Jiang Huai Lin, chairman and chief executive officer of the Company, commented, “Earnings declined for both the fourth quarter and the 2011 fiscal year as the Company continued to navigate difficult market conditions. Our year-end results fell below our November guidance, with revenue decreasing 30.1% to $114.5 million and net income decreasing by 75.8% to $8.6 million. Our business was affected by several factors, the largest of which was the Chinese government’s implementation of macroeconomic tightening policies. This resulted in a significant slowdown in projects in our software business, which serves mostly government customers. Another factor was our implementation of more stringent customer acceptance initiatives at the start of 2011 as we worked to improve the quality of our customer base and Days Sales Outstanding (‘DSO’) schedule.

“The decline in net income was primarily due to write downs on our display technology (‘DT’) inventory, following restructuring measures aimed at enhancing our competitiveness and innovation in that segment.

Global demand for LCD products was weak in 2011, which caused product sales to fall for most leading international LCD TV manufacturers. The display industry is shifting towards newer technologies, including 3-D TVs, OLED screens, and interactive displays. We believe the interactive display market, in particular, has enormous potential for applications ranging from corporate use to transportation, energy, healthcare, education, retail, entertainment, and many others. We have been investing a great deal of energy and resources in developing new products featuring advanced, multi-functional interactive display technologies, and we are very excited about our move into this space. The market opportunity for interactive display technology in China is great, and although we are still in the process of building critical scale, we believe we are on-track to become the front-runner in this new market. Currently, only a few major players in this market have comparably strong hardware and software capabilities.

“We have recently introduced, or expect to introduce in 2012, our new generation of advanced digital technology products including the new CNIT IT-Pad, a display device with a built-in, customizable computer, and a digital high-definition touch-screen tailored for ‘interactive teaching,’ and the CNIT DS-Pad, a multimedia advertising device that is customizable for use in various environments, with traditional or touch-screen technology. We are also hard at work developing new proprietary technologies to enhance our leading position in China. As of December 31, 2011, we had 118 registered and copyrighted software products, 21 pending applications, and held 17 patents.

“We were pleased to see an increase in sales of our system integration services, which grew 70.0% to $27.7 million. This resulted from increased demand from the Shenzhen Summer Universiade in August 2011, as well as other new projects we secured during the year. We will continue to focus on system integration, along with our geographic information systems (‘GIS’), and hospital information systems (‘HIS’) segments, both of which are expected to have double-digit growth in 2012 as we continue to grow these businesses.

“Despite setbacks caused by a tough environment, we are excited about our future. We expect 2012 to continue to be a transitional one, as we continue to move away from government public security projects and focus on our DT, GIS, and HIS businesses. In addition, our DSOs are likely to be lower than in previous years because our DT business enjoys a shorter collection period. These and other improvements, including our more stringent customer acceptance policies, have already started to yield results, especially in our operating cash flow. While 2012 is still likely to pose many challenges, we are highly confident in the long-term value we are building for shareholders.”

Fourth Quarter 2011 Results

Revenues

For 4Q 2011, revenue was $31.2 million, compared to $61.2 million in 4Q2010, a decrease of $30.0 million, or 49.0% . The decline in total revenue was primarily due to the Chinese government’s implementation of macroeconomic tightening policies, which led to a slowdown in projects for the Company’s government customers, which have traditionally been its core customer base; and secondarily due to the weak global demand and challenging industry dynamics for flat-screen TV products. Finally, in 2011 the Company liquidated some of HPC's inventory that is not aligned with the new strategic direction as part of the restructuring process.

Product sales decreased by $12.6 million, or 46.9%, to $14.3 million in 4Q 2011, as compared to $26.9 million in 4Q 2010. Product sales constituted 45.7% of total revenue during the current period as compared with 43.9% during the prior year. Product sales decrease was primarily due to the Company’s strategy of shifting from low-end to high-end DT products and lower prices of traditional LCD TV products in the midst of a challenging global business environment.

Software sales decreased by 60.2% to $9.3 million in 4Q 2011, from $23.4 million for the three months ended December 31, 2010, mainly due to the Chinese government’s implementation of macroeconomic tightening policies. Software sales constituted 29.8% of total revenue, as compared to 38.2% during the prior year.

Sales of system integration services decreased by 13.5% to $7.5 million in 4Q 2011, as compared to $8.7 million in 4Q 2010. As a percentage of revenue, it increased to 24.0% during 4Q 2011 as compared with 14.1% during 4Q 2010.

Other revenue was $173,101 in 4Q 2010, a decrease of 92.6%, from $2.3 million in 4Q 2010. Other revenue was mainly derived from maintenance services during the fourth quarter of 2011.

Gross Profit and Gross Margin

Cost of revenues decreased $17.7 million, or 44.6%, to $22.0 million in 4Q 2011, from $39.7 million in 4Q 2010. As a result, gross margin was 29.6% in 4Q 2011, a decrease of 559 basis points, from 35.2% in 4Q 2010.

The decrease in the overall gross margin resulted from a number of factors, including revenue shifting from IT segment to DT segment, lower software revenues, lower system integration gross margins, and lower prices of LCD TV products while the cost of manufacturing rose during 4Q 2011.

Administrative Expenses

Total administrative expenses increased by $3.9 million, or 50.6%, to $11.7 million in 4Q 2011, from $7.8 million in 4Q 2010. As a percentage of revenue, administrative expenses increased to 37.5% in 4Q 2011, from 12.7% for 4Q 2010. The increase was primarily due to an inventory impairment charge of approximately $4.5 million, and an increase of $3.2 million in bad debt allowance in 4Q 2011.

Research and Development Expenses

Research and development expenses increased to $1.5 million in 4Q 2011 from $1.0 million in 4Q 2010, an increase of $0.5 million, or 57.4% . As a percentage of revenue, research and development expenses increased to 4.8% in 4Q 2011, from 1.5% in 4Q 2010. The increase was primarily a result of the Company’s efforts to improve product profitability and develop new products, especially in its DT segment.

Selling Expenses

Selling expenses increased $0.3 million in 4Q 2011, or 15.0%, to $2.3 million, from $2.0 million in 4Q 2010. As a percentage of revenue, selling expenses increased to 7.2% for 4Q 2011, from 3.2% in 4Q 2010. This increase was primarily due to the Company’s efforts to introduce new products during the quarter.

Income from Operations

Income from operations was a loss of $6.2 million in 4Q 2011, a decrease of $17.1 million, from $10.9 million in 4Q 2010.

Net Income Attributable to the Company

As a result of the foregoing factors, net income attributable to the Company decreased by $15.0 million to a loss of $6.8 million in 4Q 2011, from $8.2 million in 4Q 2010.

Cash and Cash Equivalents

As of December 31, 2011, the Company had $14.0 million in cash and cash equivalents, and $12.5 million in restricted cash, as compared to $18.2 million in cash and cash equivalents, and $8.3 million in restricted cash as of December 31, 2010. During 4Q 2011, cash provided by operating activities amounted to $9.1 million, an increase of 12.9% from $8.08 million in 4Q 2010.

Year 2011 Results

Revenues

For FY 2011, revenue was $114.5 million, compared to $163.8 million for FY 2010, a decrease of $49.3 million, or 30.1% . The decrease was primarily due to the Chinese government’s implementation of macroeconomic tightening policies, which led to a slowdown in projects for the Company’s government customers that have traditionally been its core customer base; and, secondarily due to the weak global demand and challenging industry dynamics for flat-screen TV products.

Software sales decreased by $51.1 million, or 56.5%, to $39.3 million for FY 2011, from $90.4 million for FY 2010. Software sales constituted 34.3% of total revenue in 2011, compared with 55.2% in 2010. The decrease was mainly due to the Chinese government’s implementation of macroeconomic tightening policies and the curtailment of its large economic stimulus package. These led to a slowdown in software projects for the Company’s government customers. In addition, during 2011 the Company instituted more stringent customer acceptance policies, which limited new projects to those with solid credit credentials and long-term business prospects in light of the unfavorable government fiscal environment.

Product sales decreased by $6.9 million, or 12.9%, to $46.4 million for FY 2011, as compared to $53.3 million in FY 2010. Product sales constituted 40.5% of total revenue during 2011 as compared with 32.5% during 2010. The decrease in product sales primarily reflected 1) the Company’s efforts to transition its DT segment from the increasingly competitive and low-margin flat-screen TV market into the multi-functional and interactive display technology markets, which caused total product unit sales to fall, and 2) lower pricing of the Company’s traditional flat-screen TVs in the midst of increasing industry competition and weak global consumer demand for flat-screen TVs.

Sales of system integration services increased by $11.4 million, or 70.0%, to $27.7 million for FY 2011, as compared to $16.3 million for FY 2010. As a percentage of revenue, it increased from 9.9% during 2010 to 24.2% during 2011. Such growth primarily resulted from an increase in demand for system integration solutions in connection with the Shenzhen Summer Universiade, which was held in August 2011, and other new projects during 2011.

Other revenue decreased from $3.8 million in FY 2010 to $1.1 million in FY 2011, a decrease of $2.7 million, or 70.7% . Other revenue was mainly derived from maintenance services in 2011, while in 2010, in addition to maintenance services, the Company also generated royalty income by licensing other manufacturers to use the HPC trademark.

IT segment accounted for 59.6% of total revenue for FY 2011, as compared with 69.4% for FY 2010. DT segment represented 40.4% of total revenue for FY 2011, compared with. 30.6% for FY 2010.

Cost of Revenue, Gross Profit, and Gross Margin

Cost of revenue decreased $23.1 million, or 24.7%, to $70.2 million, for FY 2011, from $93.3 million for FY 2010. As a percentage of revenue, cost of revenue increased to 61.3% during FY 2011, from 56.9% during FY 2010.

Gross profit decreased $26.2 million, or 37.2%, to $44.3 million for FY 2011, from $70.6 million for 2010. Gross margin decreased by 437 basis points to 38.7% in 2011 from 43.1% in 2010.

The decrease in gross profit margin resulted from several factors. First, in 2011 the Company continued its effort to increase DT solutions as a percentage of total revenues. The percentage of DT revenue increased from 30.6% during 2010 to 40.4% during 2011. The increase in contribution from DT revenues resulted in a decrease in gross profit margin for 2011, as DT solutions business has lower average gross margins than other segments of the Company’s business. Second, due to the Chinese government’s implementation of macroeconomic tightening policies, the Company’s government customers reduced software project orders. As a result, the percentage of software revenue decreased from 55.2% during 2010 to 34.3% in 2011. The decrease in contribution from software revenues resulted in a decrease in gross profit margin for 2011 as, on average, software projects have higher average gross margins than other segments of the Company’s business. Third, the gross profit margin for system integration business decreased from 49.3% during 2010 to 29.1% in 2011, primarily due to the high profit margin of certain projects in the 2010 period. Finally, the Company lowered its LCD TV prices in the face of increased competition and weak global consumer demand, while costs of manufacturing continued to rise in 2011. However, as the Company became more selective with its acceptance of orders in an effort to improve the quality of earnings, the gross margin for product and software sales were higher in FY 2011 compared to FY 2010.

Administrative Expenses

Administrative expenses increased by $4.2 million, or 22.3%, to $22.8 million for FY 2011, from $18.6 million for FY 2010. As a percentage of revenue, administrative expenses increased to 19.9% for 2011, from 11.4% for 2010.

Research and Development Expenses

For FY 2011, research and development expenses increased by $1.5 million, or 48.6%, to $4.5 million, from $3.0 million for FY 2010. As a percentage of revenue, research and development expenses increased to 3.9% for 2011, from 1.8% in 2010. Such an increase was primarily a result of the Company’s efforts to improve product profitability and develop new products.

Selling Expenses

Selling expenses increased $1.2 million, or 18.3%, to $7.5 million for FY 2011, from $6.4 million for FY 2010. As a percentage of revenue, selling expenses increased to 6.6% for 2011, from 3.9% for 2010. The increase in selling expenses reflects the Company’s heightened efforts in national market expansion.

Income from Operations

Income from operations decreased by $33.1 million, or 77.6%, to $9.53 million for FY 2011, from $42.6 million for 2010. Net income margin decreased to 7.5% in 2011 from 21.7% in 2010.

Net Income Attributable to the Company

Net income attributable to the company was $7.9 million for FY 2011, as compared to $34.4 million for 2010, a 77.0% decrease. As a result, net margin decreased to 6.9% in 2011 from 21.0% in 2010.

Cash and Cash Equivalents

As of December 31, 2011, the Company had cash and cash equivalents of $14.0 million, compared to $18.2 million as of December 31, 2010. Restricted cash was $12.5 million as of December 31, 2011, compared to $8.3 million as of December 31, 2010. Cash provided by operating activities amounted to $16.3 million, a decrease of 39.4% from $26.9 million in the prior year.

Financial Outlook

For fiscal year 2012, the Company updates its guidance with projected revenue in the range of $110 million to $120 million and net income in the range of $3 million to $5 million. As 2012 continues to be a transitional year for the Company, it expects to regain growth momentum in 2013 and improve on overall operating metrics.

Conference Call

China Information Technology will host a conference call and live webcast at to discuss these results on Wednesday, March 7, 2012, at 7:00am Eastern Standard Time (EST) (8:00pm in Beijing and Hong Kong).

The dial-in details for the live conference call are as follows:

- U.S. Toll Free Number:	+1 866 519 4004
- International Dial-in Number:	+65 6723 9381
- China Toll Free Number:	800 819 0121
- China Toll Free Mobile Number:	400 620 8038
- Hong Kong Toll Free Number:	800 930 346
Conference ID: 56650145

A live and archived webcast of the call will be available on the Investor Relations section of China Information Technology’s website at http://www.chinacnit.com.

A telephone replay of the call will be available beginning two hours after the conclusion of the conference call through 11:59 pm Eastern Daylight Time, March 14, 2012.

The dial-in details for the replay are as follows:

- U.S. Toll Free Number	+1 866 214 5335
- International Dial-in Number	+61 2 8235 5000
Conference ID: 56650145

About China Information Technology, Inc.

China Information Technology, Inc., through its subsidiaries and other consolidated entities, specializes in geographic information systems (GIS), digital public security technology (DPST), and hospital information systems (HIS), as well as high-end digital display products and solutions in China. Headquartered in Shenzhen, China, the Company's integrated solutions include specialized software, hardware, systems integration, and related services to help its customers improve efficiency in information management. To learn more about the Company, please visit its corporate website at http://www.chinacnit.com.

Safe Harbor Statement

This press release may contain certain "forward-looking statements" relating to the business of China Information Technology, Inc., and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the financial outlook of the Company; the ability of the Company to secure future opportunities in the market by leveraging its R&D capabilities and reputation; the ability of the Company to develop new products and new markets successfully; the general ability of the Company to achieve its commercial objectives, including the Company’s plan to sustain growth while creating shareholder value; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements, often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For further information, please contact:

China Information Technology, Inc.
Iris Yan
Tel: +86 755 8370 4767
Email: ir@chinacnit.com
http://www.chinacnit.com

Christensen
Teal Willingham
Tel: +86 10 5826 4988
Email: twillingham@christensenir.com

Linda Bergkamp
Tel: +1 480 614 3004
Email: lbergkamp@christensenir.com
..

CHINA INFORMATION TECHNOLOGY, INC. CONSOLIDATED BALANCE SHEETS DECEMBER 31, 2011 AND 2010 Expressed in U.S. dollars (Except for share amounts)
	2011	2010
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$14,019,634	$18,166,857
Restricted cash	12,538,049	8,344,147
Accounts receivable:
Billed, net of allowance for doubtful accounts of $9,373,000 and $6,073,000, respectively	31,117,415	31,172,599
Unbilled	72,225,044	67,622,656
Bills receivable	247,338	201,003
Advances to suppliers	5,020,747	9,246,437
Amounts due from related parties	22,823	330,876
Inventories, net of provision of $5,224,000 and $578,000, respectively	22,317,260	19,931,866
Other receivables and prepaid expenses	9,603,954	2,463,562
Deferred tax assets	2,548,834	1,565,006
TOTAL CURRENT ASSETS	169,661,098	159,045,009

Deposit for software purchase	-	3,034,000
Deposit for purchase of land use rights	27,564,586	26,566,377
Long-term investments	2,401,561	3,296,252
Property, plant and equipment, net	91,161,093	79,348,883
Land use rights, net	1,956,616	1,929,194
Intangible assets, net	14,380,459	13,725,274
Goodwill	53,983,687	51,918,275
Deferred tax assets	683,042	538,460
TOTAL ASSETS	$361,792,142	$339,401,724

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Short-term bank loans	$40,983,457	$35,326,566
Accounts payable	19,013,509	17,249,334
Bills payable	27,399,393	20,536,475
Advances from customers	6,403,966	7,480,686
Amounts due to related parties	593,617	1,293,866
Accrued payroll and benefits	3,060,384	4,304,988
Other payables and accrued expenses	6,784,353	6,953,561
Contingent consideration, current portion	-	3,267,087
Income tax payable	3,525,949	3,809,708
TOTAL CURRENT LIABILITIES	107,764,628	100,222,271

Long-term bank loans	109,524	5,863,205
Amounts due to related parties, long-term portion	12,624	5,014,949
Contingent consideration, net of current portion	-	901,171
Deferred tax liabilities	1,365,680	1,824,434
TOTAL LIABILITIES	109,252,456	113,826,030

COMMITMENTS AND CONTINGENCIES	-	-

EQUITY
Common stock, par $0.01; authorized capital 100,000,000 shares; shares issued and outstanding 2011: 27,591,462, 2010: 26,030,894 shares	286,326	255,115
Treasury stock, 360,627 shares, at cost	(695,514)	(11,468)
Additional paid-in capital	101,261,307	92,294,350
Reserve	14,488,533	12,968,985
Retained earnings	95,600,619	90,240,665
Accumulated other comprehensive income	19,925,259	11,325,040
Total equity of the Company	230,866,530	207,072,687
Non-controlling interest	21,673,156	18,503,007
TOTAL EQUITY	252,539,686	225,575,694

TOTAL LIABILITIES AND EQUITY	$361,792,142	$339,401,724

CHINA INFORMATION TECHNOLOGY, INC. CONSOLIDATED STATEMENTS OF INCOME YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009 Expressed in U.S. dollars (Except for share amounts)

	2011	2010	2009
Revenue - Products	$46,435,133	$53,328,214	$16,784,910
Revenue - Software	39,301,812	90,419,181	63,827,233
Revenue - System integration	27,678,685	16,278,860	19,017,962
Revenue - Others	1,119,923	3,819,342	1,365,989
TOTAL REVENUE	114,535,553	163,845,597	100,996,094

Cost - Products sold	36,815,966	46,052,309	13,560,279
Cost - Software sold	13,302,464	38,574,738	22,229,542
Cost - System integration	19,625,349	8,259,899	14,251,391
Cost - Others	472,270	395,496	303,215
TOTAL COST	70,216,049	93,282,442	50,344,427

GROSS PROFIT	44,319,504	70,563,155	50,651,667

Administrative expenses	22,785,631	18,623,523	12,653,175
Research and development expenses	4,483,754	3,016,693	2,705,669
Selling expenses	7,522,986	6,359,487	3,136,380
INCOME FROM OPERATIONS	9,527,133	42,563,452	32,156,443

Subsidy income	1,939,787	948,630	833,429
Other income, net	538,624	1,237,933	1,153,288
Interest income	317,190	126,459	270,666
Interest expense	(2,948,406)	(1,539,407)	(388,686)

INCOME BEFORE INCOME TAXES
	9,374,328	43,337,067	34,025,140

Income tax expense	(804,149)	(7,863,437)	(3,887,495)

NET INCOME	8,570,179	35,473,630	30,137,645
Less: Net income attributable to the non-controlling
interest	(660,781)	(1,071,626)	(43,076)
NET INCOME ATTRIBUTABLE TO THE COMPANY	$7,909,398	$34,402,004	$30,094,569

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	26,737,638	25,907,217	24,338,196
Diluted	26,965,006	26,072,506	24,338,196

EARNINGS PER SHARE
Basic	$0.30	$1.33	$1.24

Diluted -	$0.29	$1.32	$1.24

CHINA INFORMATION TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009
Expressed in U.S. dollars (Except for share amounts)

	2011	2010	2009
Net income	$8,570,179	$35,473,630	$30,137,645
Other comprehensive income:
Foreign currency translation gain	8,903,913	6,668,353	375,380
Comprehensive income	17,474,092	42,141,983	30,513,025
Comprehensive income attributable to the non-controlling interest	(964,475)	(1,431,514)	(46,574)
Comprehensive income attributable to the Company	$16,509,617	$40,710,469	$30,466,451

CHINA INFORMATION TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009
Expressed in U.S. dollars

	2011	2010	2009
OPERATING ACTIVITIES
Net income	$8,570,179	$35,473,630	$30,137,645
Adjustments to reconcile net income to net cash provided by operating activities:

Provision for losses on accounts receivable and other current
assets	4,072,406	3,652,136	2,765,837
Depreciation	10,853,984	7,715,013	4,069,363
Amortization of intangible assets and land use rights	1,757,655	1,794,555	1,786,201
Stock-based compensation	-	3,130,000	1,453,110
Loss on disposal of property and equipment, net	578,265	339,601	62,803
Loss on write-off of land use rights	-	232,938	-
Provision for obsolete inventories	4,627,598	378,619	183,714
Change in fair value of contingent consideration	(1,481,756)	(325,132)	(1,108,759)
Change in deferred income tax	(1,694,374)	110,200	(1,268,670)
Impairment of long-term investment	1,002,755	855,176	233,211
Imputed interest on shareholder's loan	166,667	187,500	-
Changes in operating assets and liabilities, net of effects of business acquisitions
Increase in restricted cash	(2,772,004)	(743,913)	(5,856,949)
Increase in accounts receivable	(4,538,402)	(27,889,936)	(24,850,334)
Decrease (increase) in advances to suppliers	3,973,915	(2,044,930)	3,001,469
	(8,944,90
(Increase) decrease in other receivables and prepaid expenses	0)	11,758,974	(13,366,450)
Increase in inventories	(6,171,310)	(8,943,882)	(1,219,083)
Increase in accounts payable and bills payable	7,101,150	3,761,608	11,068,019
(Decrease) increase in advances from customers	(1,329,076)	3,324,359	1,416,715
(Decrease) increase in amounts due to related parties	(401,392)	457,735	132,774
Increase(decrease) in other payables and accrued expenses and
other liabilities	1,245,553	(6,673,381)	1,149,194
(Decrease) increase in income tax payable	(275,586)	398,667	1,687,973
Net cash provided by operating activities	16,341,327	26,949,537	11,477,783

INVESTING ACTIVITIES
Cash acquired in HPC acquisition	-	-	2,508,394
Consideration paid for acquisition of HPC	-	-	(8,000,000)
Purchase of land use rights	-	(232,938)	-
Proceeds from sale of short-term investments	-	-	5,864,400
Refund of investment in former Joint Venture	-	-	4,398,300
Proceeds from sale of property and equipment	-	142,049	78,238
Deposit for purchase of land use rights	-	(25,310,974)	-
Investment in Tianditu	-	(1,183,520)	-
Purchases of property and equipment	(16,776,095)	(29,860,881)	(16,872,380)
Capitalized and purchased software development costs	(1,850,595)	(1,466,554)	(1,215,649)
Deposit for software purchase	-	(2,958,800)	(1,425,577)
Net cash used in investing activities	(18,626,690)	(60,871,618)	(14,664,274)

FINANCING ACTIVITIES
Borrowings under short-term loans	87,474,985	52,361,076	19,952,949
Borrowings from shareholder’s loan	-	6,035,580	-
Borrowings under long-term loans	-	8,491,756	-
Repayment of short-term loans	(87,299,684)	(35,938,146)	(12,475,839)
Repayment of shareholder’s loan	-	(1,035,580)	-
Repayment of long-term loans	(1,769,920)	(2,477,995)	(351,984)

Increase in restricted cash in relation to bank borrowings	(1,048,220)	(1,483,976)	-
Repurchase of common stock	(684,046)	-	(11,468)
Capital injection to Geo by minority shareholders	-	1,744,213	-
Capital injection to Zhongtian by minority shareholders	1,157,551
Issued common stock	-	9,383,440	-
Net cash provided by financing activities	(2,169,334)	37,080,368	7,113,658

Effect of exchange rate changes on cash and cash equivalents	307,474	1,529,937	(13,786)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(4,147,223)	4,688,224	3,913,381
CASH AND CASH EQUIVALENTS, BEGINNING	18,166,857	13,478,633	9,565,252
CASH AND CASH EQUIVALENTS, ENDING	$14,019,634	$18,166,857	$13,478,633

Supplemental disclosure of cash flow information:
Cash paid during the year
Income taxes	$2,708,313	$7,360,151	$3,464,474
Interest	$2,725,058	$1,331,258	$379,101

Supplemental disclosure of significant non-cash transactions:

On November 11, 2009, 550,965 shares of common stock were issued for the equity portion of the purchase price of approximately $8.46 million of Huipu.

In 2009, upon achievement of earn out targets by ISS, Bocom and Zhongtian, approximately 452,582 previously issued shares became no longer returnable and resulted in additional equity purchase consideration and goodwill of approximately $5,58 million

In 2010, upon achievement of earn out target by Zhongtian, 177,582 previously issued shares became no longer returnable and resulted in additional equity purchase consideration and goodwill of $1.85 million. Huipu achieved earn out target in 2010 and 165,289 shares will be issued for equity portion of purchase price of Huipu.

On February 8, 2011, the Company granted eligible employees a total of 125,000 shares of the Company's common stock under the China Information Technology, Inc. as compensation. The fair value of these shares of approximately $1.1 million, based on the quoted market price, was accrued as of December 31, 2010 as the compensation was for services provided in 2010.

On May 3, 2011, upon achievement of earn out targets by Huipu, the Company issued 165,289 shares of the Company’s common stock in connection with the acquisition of Huipu.

On August 16, 2011, the Company issued a total of 925,926 shares of the Company’s common stock at a conversion price of $5.4 per share as full repayment of shareholder’s loan of $5.0 million.

On August 30, 2011, the Company settled the remaining potential earn out for 2011 and 2012 with Huipu’s former shareholder and issued 344,354 shares of the Company’s common stock in connection with the acquisition of Huipu ..